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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT

The Board of Directors
Orbital Sciences Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-47789, 33-84296, 33-62277 and 33-64517) on Form S-8 of Orbital
Sciences Corporation of our reports dated February 5, 1997, relating to the consolidated balance sheets of Orbital Sciences Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related consolidated financial statement schedule, which reports are incorporated by reference or appear in the December 31, 1996 annual report on form 10-K of Orbital Sciences Corporation.


                                                           KPMG Peat Marwick LLP

Washington, D.C.
March 26, 1997